Exhibit 10.1
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release (“Agreement”) is between Laura Janney (“you”), on the one hand, and World of Jeans and Tops dba Tillys (the “Company”) on the other hand (collectively the “Parties”). The employment relationship between you and Company will be separated effective November 8, 2024 (“Separation Date”). The Company wishes to reach an amicable separation with you and assist your transition to other employment. Both parties desire to settle all claims and issues, if any, that may exist between them in relation to your employment with the Company, on the terms set forth below. Therefore, in consideration of the terms, conditions, and promises made in this Agreement, you and the Company agree as follows:
1.    Acknowledgment of Payment of Wages. On November 8, 2024, the Company will provide you a final paycheck in the gross amount of $52,268.78 for all undisputed wages and accrued vacation due you as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other undisputed amounts. You also acknowledge that you have received reimbursement for all expenses you incurred reasonably on behalf of the Company.
2.    Voluntary Agreement. You represent that you are signing this Agreement with a full understanding of, and agreement with, its terms, to receive additional pay and benefits from the Company beyond that normally provided by Company policy. If you apply for unemployment benefits, the Company will not contest it. When so required, the Company will answer any inquiries by any government agency concerning the termination of your employment in a truthful manner.
3.    Monetary Consideration. Subject to your execution and non-revocation of this Agreement and your continued compliance with the terms of this Agreement and the Confidentiality Agreement (as described below in paragraph 12), the Company agrees to pay you the gross amount of $100,000.00 (the “Separation Amount”), less all appropriate federal and state income and employment taxes and any employee-authorized deductions. After execution of this Agreement and within 15 days following the expiration of the revocation period set forth in paragraph 25, the Company shall pay the Separation Amount in one lump sum.
4.    No Prior Entitlement to Consideration. You acknowledge that you enter into the promises and execute the releases described in Paragraphs 7 and 8, in exchange for the consideration described in Paragraph 3, and that you would not otherwise be entitled to such consideration but for your promises and execution of this Agreement and the grant of releases.
5.    Mutual Waiver of Attorneys’ Fees and Costs. You and the Company shall bear your/its own attorneys’ fees and costs in connection with the Released Claims, if any, and neither shall seek to recover from the other attorneys’ fees or costs.
6.    Consultation with Counsel. You represent that you have discussed all aspects of this Agreement with your attorney if you desire; that you have carefully read and fully understand all of the provisions of this Agreement; that you have been advised that you may take reasonable time for the full consideration of it; that you fully understand that this Agreement releases all of your claims, both known and unknown, against the Company and the Releasees, as defined below; that you are voluntarily entering into this Agreement; and that you have the capacity to enter into this Agreement.
7.    Release of Liability. As a material inducement to the Company to enter into this Agreement, you do hereby, on behalf of yourself and your successors, assigns and relatives by blood or marriage, forever release the Company, all parent, subsidiary and/or affiliated companies, including without limitation, and each of its past and present officers, directors, employees, agents, brokers, representatives, attorneys, insurers, parent corporations, subsidiary corporations, related entities, assigns, successors and predecessors, and all persons acting by, through, under, or in concert with any of them, (“any Releasee”) from any claims of any nature whatsoever, known or unknown, suspected or unsuspected, which you now own or hold or have at any time before this date owned or held against any of them, arising out of or in any way relating to your employment with the Company or which have been or could have been made through the execution date of this Agreement, including, but not limited to, rights arising out of alleged violations of any contract; any covenant of good faith and fair dealing; any tort; any “wrongful discharge” and “constructive discharge” claims; any claims relating to any breach of public policy; any violations or breaches of corporate by-laws; any legal restrictions on the Company’s or any Releasee’s rights to take employment actions of any kind; or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: Title VII of the Civil Rights Act; the Civil Rights Act of 1991; the Americans with Disabilities Act; 42 U.S.C. §§ 1981 et seq.; the Age Discrimination in Employment Act; Sections 503 and 504 of the Rehabilitation Act of 1973; the Fair Labor Standards Act; Equal Pay Act; the Family Medical Leave Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act (with respect to unvested benefits); the Sarbanes-Oxley Act of 2002; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act, the Age Discrimination in Employment Act; the Genetic Information Nondiscrimination Act of 2008; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; orders or regulations of the California Industrial Welfare Commission; and the California Civil Code, all as amended; and/or any other Federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; and any tort, contract and/or quasi-contract law, including but not limited to claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, claims for wages, penalties and premiums, nonphysical injury, personal injury or sickness or any other harm (collectively “Claims”), which you now have, had or may have against the Company and Releasees, arising prior to the execution of this Agreement.
Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits; (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement; or (iii) which cannot be released by private agreement.
8.    Knowing and Voluntary Waiver of Known and Unknown Claims. You expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and do so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
For the purpose of implementing a full and complete release and discharge of the Company and the Releasees, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims of which you do not know or suspect to exist in your favor against any of the Releasees, at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.
9.    Affirmations. You represent and affirm that you have been paid and/or received all leave (paid or unpaid), all undisputed compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), undisputed compensation, wages, bonuses, commissions, and/or benefits are due, except as provided for in this Agreement. You represent and affirm that you have reported all work-related injuries suffered during employment and any and all concerns regarding suspected ethical and compliance issues or violations on the part of Company or any other Releasee.
10.    Return of the Company Property. You understand and agree that as a condition of receiving the Separation Amount, all Company property must be returned to the Company.
11.    Confidentiality. You agree to keep the terms of this Agreement confidential between you and the Company, except that you may tell your immediate family members, your attorneys, your accountants, and state and federal tax authorities, as needed, on the condition that they also agree to maintain the confidentiality of this Agreement, but in no event should you discuss this Agreement or its terms with any current or prospective employee of the Company.

12.    Confidential Information, Inducing Employees to Leave the Company. By signing this agreement, you acknowledge that the terms of the Tillys Confidential Information and Inventions Agreement, signed and dated May 8, 2023 survive the discontinuation of your employment. During the term of your employment with the Company, you had access to and became acquainted with various trade secrets and other proprietary and confidential information which are owned by the Company and which are used in the operation of the Company’s business. For the purpose of this Agreement the term “Confidential Information” shall include trade secrets, and other proprietary and confidential information consisting of, for example, and not intending to be inclusive, (i) formulae, processes, designs, methodologies, techniques, software (source and object code), algorithms, computer processing systems, compilations of information, drawings, proposals, job notes, reports, records, and specifications, and (ii) information concerning employees, employee lists, compensation, rosters or contact information, customers, customer contacts, licenses, and the prices it obtains or has obtained for its materials, supplies, ingredients, products, and services. You agree that you shall not disclose or use in any manner, directly or indirectly, any such Confidential Information at any time.
13.    No Disparaging Remarks. You agree not to verbally or in writing defame or make any false or misleading statement intended to harm the Company or any Releasee. Nothing shall prevent you from providing truthful information and testimony (a) to government authorities; (b) in any legal proceedings; or (c) as required by law.
14.    No Other Claims. You warrant that you have not filed or participated in, and will not hereafter file or participate in any lawsuit, claims, or charges of any kind, whether brought individually or as a class, collective or representative action, against the Company or any Releasee with any entity, state or federal court, agency or department, for any alleged acts, omissions and/or events, whether now known or unknown, that have or may have occurred prior to the effective date of this Agreement. You further represent and warrant that you are not aware of any injury, grievance, or other ground for such claim, charge, lawsuit or proceeding against the Company or any Releasee.
Except for acts or testimony directly compelled by subpoena or other lawful process issued by a court of competent jurisdiction, you agree that you will not: (1) communicate with, provide information to, or otherwise cooperate in any way with any other person or entity, including their counsel or other agents, having or claiming to have any adverse claims against the Company or any person or entity released by this Agreement; or (2) take any action to induce, encourage, instigate, aid, abet or otherwise cause any other person or entity to bring or file a complaint, charge, lawsuit or other proceeding of any kind against the Company or any person or entity released by this Agreement.
Nothing in this Agreement prevents you from filing a charge or complaint with, from participating in an investigation or proceeding conducted by, providing information to, or otherwise assisting any other federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this Agreement, you are waiving rights to individual relief (including front pay, back pay, reinstatement or other legal or equitable relief) based on claims asserted in such a charge or complaint. Pursuant to 18 USC Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You agree that if any agency or court assumes jurisdiction of any complaint, charge, lawsuit, appeal or proceeding of any kind against the Company or any Releasee on your behalf regarding matters released in this Agreement, you will immediately notify such agency or court that you waive your right to recover monetary damages, compensation or other individual relief in any charge, complaint or lawsuit filed by her or by anyone else on her behalf. If necessary, you will advise the agency or court of the existence of this Agreement but will not voluntarily offer information regarding its terms. Further, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

15.    Complete Termination of Relationship. Except as set forth above, you and the Company agree as a matter of intent that this Agreement terminates all aspects of the relationship between you for all time. You acknowledge both that you do not and will not seek employment as an employee, consultant or independent contractor with the Company. You agree that this Agreement shall be good and sufficient cause to reject any application by you for employment or to terminate any employment or other relationship with the Company or its subsidiaries or affiliates, or any entity acquired or managed by the Company. You represent and warrant that (1) you have experience and capabilities sufficient to enable you to obtain employment with employers other than the Company and (2) this provision will not prevent you from earning a livelihood or otherwise impose a restraint of substantial character on your ability to obtain employment.
16.    No Further Representations. You acknowledge that in executing this Agreement, you do not rely and have not relied upon any representation or statement not set forth in this Agreement made by the Company, the Releasees or by any of their agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement.
17.    Binding Effect. This Agreement shall be binding upon all parties and shall inure to the benefit of the respective assigns and successors in interest of the parties, and each of them.
18.    No Assignment of Claims. You warrant that you have not assigned, transferred or subrogated any claim you may have, against the Company or any Releasee.
19.    Severability. All provisions of this Agreement are severable. If either party claims or establishes through legal challenge that any term of this Agreement is not legally enforceable or valid, then the specific consideration for such allegedly unenforceable or invalid term, shall be returned in full to the party who tendered such consideration.
20.    Final Agreement. The parties understand that this Agreement is final and binding when it is executed. This Agreement, together with the Confidentiality Agreement, constitute the entire agreement between you and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by this Agreement, including, but not limited to, that certain Offer Letter by and between you and the Company, dated April 12, 2023 (the “Offer Letter”); provided, that, Section 9 ( Non-Competition During Employment; Non-Solicitation of Clients), Section 10 (Non-Solicitation), Section 11 (Cooperation) and Section 14 (Non-Disparagement) of the Offer Letter shall survive any termination of the Offer Letter and shall continue in effect. For the avoidance of doubt, the Company waives its right to collect repayment of the relocation expenses as set forth in Section 6(e) of the Offer Letter. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.
21.    Joint Participation in Preparation of Agreement. Each party has had the opportunity to revise, comment upon and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party.
22.    Governing Law. This Agreement entered into in the State of California, and shall be interpreted, enforced and governed by and under the laws of the State of California.
23.    Counterparts. This Agreement may be executed in counterparts, all of which, taken together, shall be deemed one original.
24.    Arbitration. Any dispute regarding the terms of this Agreement or any aspect of your compensation, employment or its termination will be resolved in accordance with the then existing Employment Arbitration Rules and Procedures of JAMS (“Rules”), which are incorporated by reference into the Arbitration Agreement, in Orange County, California. To the extent that discovery beyond that provided for in the Rules is necessary to adequately arbitrate any statutory claim, such discovery may be ordered by the arbitrator. These Rules are readily available upon request from the Company, from any regional office of JAMS, and at www.jamsadr.com/rules-employment-arbitration/. By signing below, the Company and you acknowledge that they have familiarized themselves with these Rules to the extent that they desired to do so. Arbitration is the exclusive remedy for all disputes and instead of any court or administrative action, which is expressly waived, except either party may file an action in court for provisional injunctive relief while arbitration is pending to enforce the confidentiality and non-solicitation provisions of this Agreement set forth in paragraph 11 and the surviving provision of the Arbitration Agreement, signed and dated May 8, 2023. Should you or the Company pursue any other legal or administrative action against the other regarding any matter included within this arbitration clause, the responding party shall be entitled to recover its costs, expenses and attorney’s fees incurred as a result of such action.
25.    Compliance with Older Workers Benefit Protection Act. You, being 40 years of age or older, are advised of and acknowledge the following:
(a)    Twenty-One Day Consideration Period. You shall have up to twenty-one (21) days to consider and accept the terms of this Agreement by fully executing it below, and returning it to the Company. During this twenty-one (21) day period and before signing this Agreement, you are advised to consult with an attorney regarding the terms and provisions of this Agreement, at your own expense, prior to executing this Agreement. The terms and provisions of this Agreement are null and void if not accepted by you within the twenty-one (21) day period. You may sign the Agreement prior to the conclusion of the twenty-one (21) day period, and should you do so, you acknowledge that you have done so voluntarily, had sufficient time to consider the Agreement, to consult with counsel and that you do not desire additional time and hereby waive the remainder of the twenty-one (21) day period. In the event of any changes to this Agreement, whether or not material, you waive the restarting of the twenty-one (21) day period. You understand that, by entering into this Agreement, you do not waive any Claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement. You have signed this Agreement voluntarily and knowingly in exchange for the consideration described in this Agreement, which you acknowledge is adequate and satisfactory and in addition to any other benefits to which you are otherwise entitled. You acknowledge that you have read this Agreement and understand its terms and effect, including the fact that you are agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Agreement.
(b)    Revocation Period. You shall have seven (7) calendar days from the date you sign this Agreement to revoke the Agreement by notifying the Company in writing prior to the expiration of seven days. Revocation must be made by delivering a written notice of revocation, which must be received by Jaheida Sanchez, Vice President of Human Resources, jsanchez@tillys.com or 12 Whatney, Irvine, CA 92618 on or before 11:59 p.m. Pacific Time on the seventh (7th) day after the date on which you sign this Agreement. This revocation must be received no later than the expiration of the seventh day (or next business day thereafter, if the seventh calendar day is not a business day) after Employee signs this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. Thus, no monetary payment will be made until after your right to revoke has elapsed.
(c)    Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL CLAIMS KNOWN AND UNKNOWN.

Executed at San Clemente, California, November 12, 2024
/s/ Laura Janney
Laura Janney
Executed at Irvine, California, November 12, 2024
WORLD OF JEANS AND TOPS, DBA TILLY’S
/s/ Jaheida Sanchez
By: Jaheida Sanchez Its: Vice President of Human Resources